Exhibit 99.1

GAYLORD ENTERTAINMENT COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

– Fourth quarter Adjusted Gaylord Hotels RevPAR (excluding Gaylord Opryland, but including the

Radisson) increased 10.4 percent –

– Fourth quarter Adjusted Gaylord Hotels CCF increased 17.5 percent –

– Gaylord Entertainment Company delivers record CCF performance for 2011 –

– Gaylord Opryland delivers record CCF performance for 2011 –

– Gaylord Texan delivers record CCF performance for 2011 –

NASHVILLE, Tenn. (February 7, 2012) – Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the fourth quarter and full year ended December 31, 2011. Highlights include:

•

Consolidated revenue increased 26.3 percent to $269.4 million in the fourth quarter of 2011 from $213.3 million in the same period last year. For the full year 2011, consolidated revenue increased 23.7 percent to $952.1 million from $770.0 million in the prior year. Both the fourth quarter and full year 2010 were impacted by the temporary closure of Gaylord Opryland and certain of the Company’s other Nashville-based assets due to the flood damage suffered in 2010.

•

Adjusted Gaylord Hotels total revenue (which excludes Gaylord Opryland, but includes the Radisson) increased 3.1 percent to $166.1 million in the fourth quarter of 2011 compared to $161.2 million in the prior-year quarter. For the full year 2011, Adjusted Gaylord Hotels total revenue decreased 2.3 percent to $595.0 million.

•

Adjusted Gaylord Hotels revenue per available room[1] (“RevPAR”) increased 10.4 percent and Adjusted Gaylord Hotels total revenue per available room[2] (“Total RevPAR”) increased 7.0 percent in the fourth quarter of 2011 compared to the fourth quarter of 2010. For the full year 2011, Adjusted Gaylord Hotels RevPAR and Total RevPAR increased 3.0 percent and was flat, respectively, compared to 2010. Revenue statistics for the fourth quarter and full year 2011 reflect 17,617 and 43,850 room nights out of service, respectively, due to a rooms renovation program at Gaylord Palms and the Radisson. Adjusted Gaylord Hotels Total RevPAR for the fourth quarter of 2011 included attrition and cancellation fees of $2.8 million collected during the quarter compared to $2.0 million collected in the prior-year quarter. For the full year 2011, Adjusted Gaylord Hotels attrition and cancellation fee collections totaled $7.6 million compared to $8.3 million in the prior year.

•	Gaylord Opryland RevPAR was $119.31 and Gaylord Opryland Total RevPAR was $324.57 in the fourth quarter of 2011.

•

Income from continuing operations was $5.1 million, or $0.10 per diluted share (based on 49.1 million weighted average shares outstanding) in the fourth quarter of 2011 compared to a loss from continuing operations of $32.5 million, or $0.68 per diluted share, in the prior-year quarter (based on 47.7 million weighted average shares outstanding). Income from continuing operations in the fourth quarter of 2011 included a non-recurring, non-cash pre-tax charge of $4.7 million to dispose of fixed assets related to the development of new resort pools and a room renovation at Gaylord Palms. For the full year 2011, income from continuing operations was $10.1 million, or $0.20 per diluted share (based on 49.8 million weighted average shares outstanding), compared to a loss from continuing operations of $92.2 million in the full year 2010, or $1.95 per diluted share (based on 47.3 million weighted average shares outstanding). Income from continuing operations for the full year 2011 included a one-time, non-cash pre-tax charge of $8.2 million to dispose of fixed assets related to the development of new resort pools and a room renovation at Gaylord Palms. Loss from continuing operations in the fourth quarter of 2010 included $5.0 million in pre-tax casualty loss expenses associated with the flood damage at the Company’s Nashville properties, as well as $23.6 million in preopening costs associated with efforts to reopen the Nashville properties. Loss from continuing operations for the full year 2010 included $42.3 million in pre-tax casualty loss expenses and $55.3 million in preopening costs. Casualty loss and preopening costs have been segregated from the normal operating costs of the Company and are presented separately in the accompanying financial information.

•

Adjusted EBITDA[3], which includes casualty loss and preopening costs, was $54.4 million in the fourth quarter of 2011 compared to a loss of $0.3 million in the prior-year quarter. For the full year 2011, Adjusted EBITDA was $204.8 million compared to $39.6 million in the prior year.

•

Consolidated Cash Flow[4] (“CCF”) increased 116.3 percent to $59.6 million in the fourth quarter of 2011 compared to $27.6 million in the same period last year. CCF for the full year 2011 increased by 45.7 percent to $217.2 million compared to $149.0 million in the same period last year. CCF in the fourth quarter of 2011 included a casualty loss of $0.3 million, compared to a casualty loss of $2.7 million in the prior-year quarter. CCF for 2010 included approximately $2.8 million in expense associated with amendments to certain executives’ restricted stock unit agreements.

•

Gaylord Hotels (including Gaylord Opryland) gross advance group bookings in the fourth quarter of 2011 for all future periods were 734,586 room nights, a decrease of 5.0 percent compared to the same period last year. Net of attrition and cancellations, advance group bookings in the fourth quarter of 2011 for all future periods were 586,192 room nights, a decrease of 8.3 percent compared to the same period last year due to the Company’s pricing strategy for groups booking in the year 2015 and beyond.

Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, stated, “We had a solid fourth quarter, with robust growth in Adjusted Gaylord Hotels ADR, RevPAR and Total RevPAR. We were especially pleased with our profitability performance, which reflected a 330 basis point improvement in CCF margin on an Adjusted Gaylord Hotels basis. Gaylord National led this improvement with a CCF margin increase of 830 basis points. Additionally, Gaylord Entertainment produced its highest level of CCF ever in 2011 due to record-setting full-year CCF performances at Gaylord Opryland and Gaylord Texan. Gaylord Palms, despite having nearly 18,000 room nights out of service in the fourth quarter for renovation, drove solid growth in revenue on an occupied room night basis.

“We booked over 586,000 net room nights in the fourth quarter. While that was down approximately 8 percent from the same period last year, it is important to note the fourth quarter of 2010 included an abnormally high number of advance group room nights that were booked at Gaylord Opryland following its reopening in November 2010. Our fourth quarter room night production also reflects our continued commitment to our strategy of aggressively pricing future patterns that have historically seen the highest level of group demand. We continue to believe that this remains the best approach for our business, given where we are in the group segment recovery cycle.

“The fourth quarter also witnessed the introduction of the ‘DreamWorks Experience’ holiday offerings in our hotels. Given that this was the initial launch of the program, we were encouraged by the results. The DreamWorks offerings generated approximately $7 million in incremental revenue for our hotels across November and December – driven in part by an ADR lift of over $18.00 among our transient rooms in those months compared to the same period last year. We anticipate that as this one-of-a-kind offering gains momentum, it will continue to help drive additional business to our properties.”

Segment Operating Results

Hospitality

Key components of the Company’s hospitality segment performance in the fourth quarter and full year of 2011 include:

•

Adjusted Gaylord Hotels RevPAR increased 10.4 percent to $126.87 in the fourth quarter of 2011 compared to $114.95 in the prior-year quarter. Adjusted Gaylord Hotels Total RevPAR increased 7.0 percent to $359.39 in the fourth quarter compared to $335.90 in the prior-year quarter. Adjusted Gaylord Hotels RevPAR increased 3.0 percent to $125.87 for the full year of 2011 compared to $122.24 for the full year of 2010. Adjusted Gaylord Hotels Total RevPAR was flat at $319.90 for the full year of 2011 compared to $319.76 for the full year of 2010.

•

Adjusted Gaylord Hotels CCF increased 17.5 percent in the fourth quarter of 2011 to $43.8 million compared to $37.3 million in the prior-year quarter. Adjusted Gaylord Hotels CCF Margin[4] increased 330 basis points to 26.4 percent in the fourth quarter of 2011 compared to 23.1 percent for the same period last year. Adjusted Gaylord Hotels CCF decreased 3.8 percent for the full year of 2011 to $160.5 million compared to $166.9 million for the full year of 2010. Adjusted Gaylord Hotels CCF Margin decreased 40 basis points to 27.0 percent for the full year of 2011 compared to 27.4 percent for the full year of 2010.

•

Adjusted Gaylord Hotels attrition that occurred for groups that traveled in the fourth quarter of 2011 was 9.2 percent of the agreed-upon room block compared to 11.9 percent for the same period in 2010. Adjusted Gaylord Hotels in-the-year for-the-year cancellations in the fourth quarter of 2011 totaled 5,743 room nights compared to 2,603 in the same period of 2010. Adjusted Gaylord Hotels attrition and cancellation fee collections totaled $2.8 million in the fourth quarter of 2011 compared to $2.0 million for the same period in 2010. Adjusted Gaylord Hotels attrition that occurred for groups that traveled in the full year of 2011 was 10.7 percent of the agreed-upon room block compared to 11.9 percent for the full year of 2010. Adjusted Gaylord Hotels in-the-year, for-the-year cancellations for the full year of 2011 totaled 36,758 room nights compared to 41,637 for the full year of 2010. Adjusted Gaylord Hotels attrition and cancellation fee collections totaled $7.6 million for the full year of 2011 compared to $8.3 million for the full year of 2010. Total Gaylord Hotels, including Gaylord Opryland, collected $9.2 million in attrition and cancellation fees in 2011 compared to $9.3 million in 2010.

At the property level, Gaylord Palms results in the fourth quarter and full year 2011 were impacted by the planned renovation of the property’s room product and the construction of a sports bar, resort pool complex and events lawn. Revenue-based statistics for the fourth quarter and full year 2011 reflect 17,617 and 23,960 room nights out of service, respectively, due to the rooms renovation. While the property worked to minimize disruption, the renovation and construction activity did impact the property’s flexibility in accommodating in-the-year, for-the-year group and transient business. Partially as a result of this disruption, occupancy for the fourth quarter decreased 1.1 percentage points to 77.5 percent as group room nights declined by approximately 16,000 room nights. This revenue decline was partially offset by higher-rated association business. As a result, Average Daily Rate (“ADR”) for the fourth quarter increased 4.9 percent to $153.65, compared to $146.51 in the prior-year quarter. Fourth quarter 2011 RevPAR increased 3.4 percent to $119.03 compared to $115.09 in the prior-year quarter. Total RevPAR in the fourth quarter of 2011 increased 12.8 percent to $357.23 compared to $316.68 in the prior-year quarter. Gaylord Palms posted revenue of $39.9 million in the fourth quarter of 2011, a 2.6 percent decrease compared to $41.0 million in the prior-year quarter. The decrease was driven by the decline in group room nights, partially offset by the increase in ADR and increased outside-the-room spending. CCF in the fourth quarter of 2011 decreased to $7.7 million compared to $8.7 million in the prior-year quarter. This resulted in a CCF Margin of 19.2 percent, a 200 basis point decrease compared to 21.2 percent in the prior-year quarter. CCF and CCF margin in fourth quarter of 2011 were negatively impacted by the revenue declines mentioned above as well as lower than anticipated local traffic to our holiday ICE attraction at the property. For the full year, Gaylord Palms performance in 2011 was impacted by lower-rated group business that was booked during the worst of the recession as well as the negative impact of the rooms renovation on the property’s ability to capture in-the-year, for-the-year business. Full year 2011 occupancy was flat at 73.9 percent compared to 74.0 percent in 2010 and ADR declined to $155.09 compared to $156.73 for full year 2010. Full year 2011 RevPAR decreased 1.2 percent to $114.58 compared to $116.00 in the full year of 2010. In the full year of 2011, Total RevPAR increased 0.5 percent to $306.31 compared to $304.75 in the full year of 2010. Full year 2011 revenue of $149.9 million represented a 4.2 percent decrease compared to $156.4 million in 2010. The decline in revenue drove a full year CCF decline of 11.9 percent to $35.6 million compared to $40.4 million in 2010, resulting in a CCF Margin of 23.7 percent, a 210 basis point decrease compared to 25.8 percent in the full year of 2010.

Gaylord Texan posted revenue of $58.7 million in the fourth quarter of 2011, an increase of 5.2 percent from $55.8 million in the prior-year quarter, driven by increases in occupancy, ADR and outside-the-room spending aided by the introduction of the “DreamWorks Experience” holiday offerings. Occupancy for the fourth quarter of 2011 increased by 2.3 percentage points to 74.4 percent compared to the fourth quarter of 2010, and ADR increased 9.6 percent to $184.89 compared to $168.76 in the prior-year quarter.

The fourth quarter 2011 ADR increase was driven by strong group performance in October and an 8.2 percent increase in transient room rate for the quarter. As a result, RevPAR in the fourth quarter of 2011 increased 13.1 percent to $137.52 compared to $121.61 in the prior-year quarter. Total RevPAR increased 5.2 percent in the fourth quarter of 2011 to $422.09 compared to $401.30 in the prior-year quarter, driven primarily by the increase in ADR, as well as increases in food and beverage revenue in both banquets and outlets. CCF in the fourth quarter of 2011 increased 8.7 percent to $19.4 million compared to $17.9 million in the prior-year quarter, resulting in a 33.1 percent CCF Margin, a 110 basis point increase from the prior-year quarter and driven primarily by the increase in ADR. CCF performance in the fourth quarter of 2011 represents Gaylord Texan’s best fourth quarter performance on record. For the full year 2011, Gaylord Texan benefited from the impact of the Super Bowl in February, solid group performance throughout the year and the opening of the new resort pool complex in May. As a result, revenue increased 5.3 percent to $202.3 million from $192.2 million in 2010. Occupancy for the full year 2011 was 75.7 percent and represented a 3.3 percentage point improvement compared to 2010. ADR for the full year 2011 increased 8.2 percent to $178.32 driven primarily by lift in transient room rates with the introduction of the resort pool complex and the DreamWorks offerings as well as improving group rates from both corporate and association groups. RevPAR in the full year of 2011 increased 13.2 percent to $135.03 compared to $119.27 in the prior year. Total RevPAR increased 5.3 percent in the full year of 2011 to $366.89 compared to $348.46 in the prior year, driven by increases in occupancy, ADR and food and beverage revenue. Full year 2011 CCF increased 6.7 percent to $67.3 million compared to $63.0 million in the prior year, resulting in a 33.2 percent CCF Margin, a 46 basis point increase compared to the prior year. CCF and CCF margin performance for the full year 2011 represented Gaylord Texan’s best performance on record.

Gaylord National generated revenue of $65.0 million in the fourth quarter of 2011, a 3.6 percent increase compared to the prior-year quarter of $62.7 million. Occupancy for the fourth quarter of 2011 was up 1.3 percentage points to 66.9 percent compared to the prior-year quarter, and ADR increased 9.3 percent to $199.65 compared to the prior-year quarter. Occupancy and ADR increases were driven by an increase in group room nights and strong growth in both corporate ADR and transient ADR. Transient ADR was aided by the introduction of the “DreamWorks Experience” holiday offerings. RevPAR in the fourth quarter of 2011 increased 11.5 percent to $133.54 compared to $119.77 in the prior-year quarter. Total RevPAR increased 3.6 percent to $353.78 in the fourth quarter of 2011 compared to $341.57 in the prior-year quarter. CCF increased 56.3 percent to $16.0 million in the fourth quarter of 2011 compared to $10.3 million in the prior-year quarter and represents the best fourth quarter performance on record for the property. CCF Margin increased 830 basis points to 24.7 percent in the fourth quarter compared to

16.4 percent in the prior-year quarter, driven by margin management initiatives at the property level. Revenue for the full year of 2011 was $235.1 million as compared to $254.1 million for the full year 2010 and was negatively impacted by a decline in government and government-related business that is typically booked in-the-year, for-the-year. Occupancy for the full year of 2011 decreased 4.9 percentage points compared to 2010 and was negatively impacted by a decline in government-related group room nights that are typically booked in-the-year, for-the-year. This trend was witnessed across the group lodging segment of the Washington, D.C. market and was not exclusive to Gaylord National. Despite these pressures on occupancy, full year 2011 ADR increased 2.4 percent to $195.66 compared to 2010, aided by growth in ADR among association groups and transient guests. RevPAR in the full year 2011 decreased 4.4 percent to $134.52 compared to $140.69 in the prior full year and was negatively impacted by the decline in occupancy. Total RevPAR decreased 7.5 percent in the full year of 2011 to $322.72 compared to $348.80 in the prior year. Total RevPAR for the full year 2011was negatively impacted by the decline in RevPAR and the contraction in outside-the-room spending exhibited by groups that traveled to the Washington, D.C. market. Uncertainty surrounding Federal budget reductions negatively impacted group spending behaviors in the Washington, D.C. market throughout the year. Full year 2011 CCF decreased 9.7 percent to $56.3 million compared to $62.3 million in the prior year, resulting in a 23.9 percent CCF Margin, a 60 basis point decrease from the prior year.

The results for Gaylord Opryland for the fourth quarter of 2010 and the full year 2010 include only the periods during which the property was open and do not include the temporary closure from May 3, 2010 through November 14, 2010 due to the flood. As a result, no comparison to the fourth quarter of 2010 or the full year 2010 is provided. Gaylord Opryland generated revenue of $86.0 million in the fourth quarter of 2011. Occupancy for the fourth quarter of 2011 was 73.5 percent, and ADR was $162.38. RevPAR and Total RevPAR for the fourth quarter of 2011 were $119.31 and $324.57, respectively. CCF was $23.4 million for the fourth quarter of 2011, and CCF margin was 27.2 percent. Gaylord Opryland benefited in the fourth quarter from an ADR lift that resulted from the introduction of the “DreamWorks Experience” holiday offerings as well as strengthening group performance, evidenced by an 11.6 percent increase in ADR in December 2011 as compared to December 2010. Full year 2011 revenue was $291.8 million. Occupancy for the full year 2011 was 72.8 percent, and ADR was $153.54. RevPAR and Total RevPAR for the full year 2011 were $111.76 and $277.61, respectively. Gaylord Opryland benefited in 2011 from a favorable mix of premium corporate and association groups that drove occupancy and ADR as well as strong revenue performance at the property’s outside-the-room offerings. Coupled with continued margin management, the property achieved full year 2011 CCF of $87.4 million and CCF margin of 30.0 percent. This represents Gaylord Opryland’s best performance on record for both CCF and CCF margin.

Reed continued, “Beyond the record-setting CCF performance we achieved at both Gaylord Opryland and Gaylord Texan this year, we were also quite pleased with the significant improvement in fourth quarter performance at Gaylord National. Our continued focus on managing costs at Gaylord National enabled us to minimize the bottom line impact of the $19 million decline that we witnessed in revenue for the year. While we expect that the Washington D.C. market will continue to be impacted by the slowdown in spending by government groups in 2012, we do anticipate improved performance at Gaylord National as we continue to focus on capturing in-the-year, for-the-year group business from non-government related groups while driving additional improvements in margin performance. We also anticipate improved performance at Gaylord Palms in 2012. With our rooms renovation nearly complete and our sports bar, adult pool and events lawn open for business, we believe this property is well-positioned to compete in both the lucrative group and leisure segments of the Orlando market in 2012 and beyond.”

Opry and Attractions

Opry and Attractions segment revenue increased 22.0 percent to $17.3 million in the fourth quarter of 2011, compared to $14.2 million in the year-ago quarter. For the full year 2011, revenue increased to $65.4 million as compared to $46.9 million for the prior year. The segment’s CCF increased to $3.7 million in the fourth quarter of 2011 from $2.2 million in the prior-year quarter. For the full year of 2011, the segment’s CCF increased to $14.5 million from $6.1 million in the prior year. Opry and Attractions revenue and CCF in the fourth quarter and full year of 2010 were impacted by the flood damage and temporary closure of certain of Gaylord’s Nashville assets, and a reduction in visitor volume due to the closure of Gaylord Opryland.

Corporate and Other

Corporate and Other operating loss totaled $16.0 million in the fourth quarter of 2011 compared to an operating loss of $15.3 million in the same period last year. For the full year, the segment reported an operating loss of $58.5 million compared to an operating loss of $61.3 million in the prior year. Corporate and Other CCF in the fourth quarter of 2011 was a loss of $11.4 million compared to a loss of $12.5 million in the same period last year. For the full year, CCF improved 9.9 percent to a loss of $44.7 million compared to a loss of $49.6 million in 2010. Operating loss and CCF for 2010 included an approximate $2.8 million non-cash charge to recognize compensation expense related to amendments to certain executives’ restricted stock unit agreements.

Development Update

On June 21, 2011, the Company announced its plans to develop a resort and convention hotel in Aurora, Colorado, contingent on the approval of tax incentives for the project under the State of Colorado’s Regional Tourism Act, as well as various other contingencies. Gross costs for the project before the benefit of public incentives are expected to total approximately $800 million. The project could be funded by Gaylord, potential joint venture partners, and tax incentives that are being provided as a result of an agreement between the Company and the city of Aurora, Colorado. The Company is planning for the resort to be open for business in early 2016.

On January 19, 2012, the Company announced that it had entered into a memorandum of understanding for a 50/50 joint venture with the Dollywood Company to develop a family entertainment zone adjacent to the Gaylord Opryland Resort & Convention Center on land that the Company currently owns. The Dollywood Company will operate the park, and Gaylord will contribute both land and cash to represent its 50 percent share of the venture. Phase one of the project is a yet unnamed approximately $50 million water and snow park, which we believe will be the first of its kind in the U.S. An early 2013 groundbreaking date is expected with the park opening slated for summer 2014. The project is contingent upon finalizing agreements with governmental authorities pertaining to the construction of the necessary infrastructure.

Reed commented, “We are excited by the prospect of partnering with one of the preeminent theme park owners and operators in the country. We are confident that this proposed attraction would make both Gaylord Opryland and the City of Nashville more attractive destinations for leisure customers.”

Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona remains in the very early stages of planning, and specific details of the property and budget have not yet been determined. The Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term.

Liquidity

As of December 31, 2011, the Company had long-term debt outstanding, including current portion, of $1,073.8 million and unrestricted cash of $44.4 million. At the end of 2011, $325 million of borrowings were undrawn under the Company’s $925 million credit facility, and the lending banks had issued $8.0 million in letters of credit, which left $317.0 million of availability under the credit facility.

Outlook

The following business performance outlook is based on current information as of February 7, 2012. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed concluded, “The strong performance of Gaylord Opryland and Gaylord Texan coupled with the group room nights we already have on the books at Gaylord National and the renovations and upgrades we’re making at Gaylord Palms give us confidence heading into 2012. We are well-positioned as it relates to advance group bookings for 2012 and are optimistic about our leisure performance in 2012. This will be the first full year of our DreamWorks Experience offering at each of our properties, the Paradise Springs resort pool at Gaylord Texan, and our repositioned product in Orlando. As a result, we expect that each of our properties will deliver improved revenue and CCF performance in 2012. However, we remain cautious given the ongoing economic climate and will continue to closely monitor group behavior – especially in the Washington, D.C. market. Based on the trends we’re currently seeing in both the overall economic environment and in our business, we remain satisfied with the 2012 guidance we provided in the third quarter of 2011.”

Full Year 2012 Guidance
Consolidated Cash Flow
Gaylord Hotels	$265 - 275 million
Opry and Attractions	$14 - 16 million
Corporate and Other	$(51 - 48) million

Totals	$228 - 243 million

Gaylord Hotels RevPAR	3.0% - 6.0%
Gaylord Hotels Total RevPAR	2.0% - 5.0%

Note: The guidance above assumes 9,529 room nights out of service in 2012 due to the renovation of rooms at Gaylord Palms and a revised room count at Gaylord Opryland of 2,882 for 2012.

Webcast and Replay

Gaylord Entertainment will hold a conference call to discuss this release today at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Gaylord Entertainment

Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with refinancing our indebtedness prior to its various maturities, risks associated with development, budgeting, financing and approvals for our Colorado project, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities and new attractions, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.
[2]

The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

[3]

Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net (loss) income is presented in the Supplemental Financial Results contained in this press release.

[4]

As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income/(loss) plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of preopening costs, impairment charges, the non-cash portion of the Florida ground lease expense, certain other non-cash expenses, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income (loss) or segment (or hotel) operating income (loss) is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications

Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com

~or~	~or~

Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei

Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com dzacchei@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Revenues	$269,399	$213,329	$952,144	$769,961
Operating expenses:
Operating costs	163,949	140,810	566,390	474,609
Selling, general and administrative	50,471	44,331	179,301	158,169
Casualty loss	595	4,960	1,225	42,321
Preopening costs	22	23,573	408	55,287
Depreciation and amortization	34,594	27,285	125,289	105,561

Operating income (loss)	19,768	(27,630)	79,531	(65,986)

Interest expense, net of amounts capitalized	(14,412)	(20,497)	(74,673)	(81,426)
Interest income	2,772	3,272	12,460	13,124
Income from unconsolidated companies	—	491	1,086	608
Net gain on extinguishment of debt	—	—	—	1,299
Other gains and (losses), net	(422)	(752)	(916)	(535)

Income (loss) before income taxes	7,706	(45,116)	17,488	(132,916)

(Provision) benefit for income taxes	(2,651)	12,593	(7,420)	40,718

Income (loss) from continuing operations	5,055	(32,523)	10,068	(92,198)

Income (loss) from discontinued operations, net of taxes	48	(255)	109	3,070

Net income (loss)	$5,103	$(32,778)	$10,177	$(89,128)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.10	$(0.68)	$0.21	$(1.95)
Income (loss) from discontinued operations, net of taxes	0.01	(0.01)	—	0.06

Net income (loss)	$0.11	$(0.69)	$0.21	$(1.89)

Fully diluted net income (loss) per share:
Income (loss) from continuing operations	$0.10	$(0.68)	$0.20	$(1.95)
Income (loss) from discontinued operations, net of taxes	—	(0.01)	—	0.06

Net income (loss)	$0.10	$(0.69)	$0.20	$(1.89)

Weighted average common shares for the period:
Basic	48,411	47,736	48,351	47,256
Fully-diluted	49,127	47,736	49,783	47,256

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Dec. 31, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents - unrestricted	$44,388	$124,398
Cash and cash equivalents - restricted	1,150	1,150
Trade receivables, net	41,939	31,793
Estimated fair value of derivative assets	—	22
Deferred income taxes	8,641	6,495
Other current assets	48,538	48,992

Total current assets	144,656	212,850

Property and equipment, net of accumulated depreciation	2,209,127	2,201,445
Notes receivable, net of current portion	142,567	142,651
Long-term deferred financing costs	15,947	12,521
Other long-term assets	50,713	51,065
Long-term assets of discontinued operations	390	401

Total assets	$2,563,400	$2,620,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations (a)	$755	$58,574
Accounts payable and accrued liabilities	168,975	175,343
Estimated fair value of derivative liabilities	—	12,475
Current liabilities of discontinued operations	186	357

Total current liabilities	169,916	246,749

Long-term debt and capital lease obligations, net of current portion	1,073,070	1,100,641
Deferred income taxes	108,219	101,140
Other long-term liabilities	166,209	142,200
Long-term liabilities of discontinued operations	451	451
Stockholders’ equity	1,045,535	1,029,752

Total liabilities and stockholders’ equity	$2,563,400	$2,620,933

(a)	Reflects a portion of the Company’s $360 million 3.75% Convertible Notes being classified as current at December 31, 2010 as a result of their convertibility at that time. These notes are not currently convertible.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2011		2010		2011		2010
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$269,399	100.0%	$213,329	100.0%	$952,144	100.0%	$769,961	100.0%

Net income (loss)	$5,103	1.9%	$(32,778)	-15.4%	$10,177	1.1%	$(89,128)	-11.6%
(Income) loss from discontinued operations, net of taxes	(48)	0.0%	255	0.1%	(109)	0.0%	(3,070)	-0.4%
Provision (benefit) for income taxes	2,651	1.0%	(12,593)	-5.9%	7,420	0.8%	(40,718)	-5.3%
Other (gains) and losses, net	422	0.2%	752	0.4%	916	0.1%	535	0.1%
Net gain on extinguishment of debt	—	0.0%	—	0.0%	—	0.0%	(1,299)	-0.2%
Income from unconsolidated companies	—	0.0%	(491)	-0.2%	(1,086)	-0.1%	(608)	-0.1%
Interest expense, net	11,640	4.3%	17,225	8.1%	62,213	6.5%	68,302	8.9%
Operating income (loss)	19,768	7.3%	(27,630)	-13.0%	79,531	8.4%	(65,986)	-8.6%
Depreciation & amortization	34,594	12.8%	27,285	12.8%	125,289	13.2%	105,561	13.7%
Adjusted EBITDA	54,362	20.2%	(345)	-0.2%	204,820	21.5%	39,575	5.1%
Preopening costs	22	0.0%	23,573	11.1%	408	0.0%	55,287	7.2%
Impairment charges	332	0.1%	2,237	1.0%	332	0.0%	44,970	5.8%
Other non-cash expenses	4,050	1.5%	1,479	0.7%	8,409	0.9%	5,917	0.8%
Stock option expense	860	0.3%	619	0.3%	3,252	0.3%	2,738	0.4%
Other gains and (losses), net	(422)	-0.2%	(752)	-0.4%	(916)	-0.1%	(535)	-0.1%
Loss on sales of assets	422	0.2%	752	0.4%	917	0.1%	1,091	0.1%
CCF	$59,626	22.1%	$27,563	12.9%	$217,222	22.8%	$149,043	19.4%

Adjusted Hospitality segment (excludes Gaylord Opryland and Other, includes Nashville Radisson) (a)
Revenue	$166,132	100.0%	$161,190	100.0%	$594,974	100.0%	$608,772	100.0%
Operating income	19,690	11.9%	18,702	11.6%	75,977	12.8%	92,238	15.2%
Depreciation & amortization	22,625	13.6%	16,951	10.5%	77,806	13.1%	67,950	11.2%
Preopening costs	16	0.0%	—	0.0%	360	0.1%	—	0.0%
Other non-cash expenses	1,293	0.8%	1,479	0.9%	5,652	0.9%	5,917	1.0%
Stock option expense	162	0.1%	135	0.1%	684	0.1%	797	0.1%
Other gains and (losses), net	(168)	-0.1%	(124)	-0.1%	(592)	-0.1%	(371)	-0.1%
Loss on sales of assets	168	0.1%	124	0.1%	592	0.1%	371	0.1%
CCF	$43,786	26.4%	$37,267	23.1%	$160,479	27.0%	$166,902	27.4%

Gaylord Opryland (a)
Revenue	$86,043	100.0%	$37,666	100.0%	$291,781	100.0%	$113,308	100.0%
Operating income (loss)	14,220	16.5%	(27,800)	-73.8%	54,218	18.6%	(55,298)	-48.8%
Depreciation & amortization	7,940	9.2%	6,636	17.6%	31,708	10.9%	23,039	20.3%
Preopening costs	—	0.0%	23,614	62.7%	—	0.0%	53,445	47.2%
Other non-cash expenses	1,114	1.3%	—	0.0%	1,114	0.4%	—	0.0%
Stock option expense	102	0.1%	62	0.2%	356	0.1%	216	0.2%
Other gains and (losses), net	(38)	0.0%	(562)	-1.5%	(279)	-0.1%	(568)	-0.5%
Loss on sales of assets	38	0.0%	562	1.5%	279	0.1%	568	0.5%
CCF	$23,376	27.2%	$2,512	6.7%	$87,396	30.0%	$21,402	18.9%

Other Hospitality (a)
Revenue	$(148)	100.0%	$233	100.0%	$(121)	100.0%	$858	100.0%
Operating income	403	-272.3%	895	384.1%	336	-277.7%	1,373	160.0%
Depreciation & amortization	2	-1.4%	2	0.9%	7	-5.8%	128	14.9%
Preopening costs	6	-4.1%	(53)	-22.7%	48	-39.7%	(53)	-6.2%
Other gains and (losses), net	—	0.0%	—	0.0%	216	-178.5%	—	0.0%
Gain on sales of assets	—	0.0%	—	0.0%	(215)	177.7%	—	0.0%
CCF	$411	-277.7%	$844	362.2%	$392	-324.0%	$1,448	168.8%

Opry and Attractions segment (a)
Revenue	$17,342	100.0%	$14,216	100.0%	$65,386	100.0%	$46,918	100.0%
Operating income (loss)	2,039	11.8%	879	6.2%	8,760	13.4%	(658)	-1.4%
Depreciation & amortization	1,293	7.5%	1,271	8.9%	5,261	8.0%	4,710	10.0%
Preopening costs	—	0.0%	12	0.1%	—	0.0%	1,895	4.0%
Other non-cash expenses	360	2.1%	—	0.0%	360	0.6%	—	0.0%
Stock option expense	48	0.3%	38	0.3%	167	0.3%	110	0.2%
Other gains and (losses), net	—	0.0%	(67)	-0.5%	—	0.0%	(99)	-0.2%
Loss on sales of assets	—	0.0%	67	0.5%	—	0.0%	99	0.2%
CCF	$3,740	21.6%	$2,200	15.5%	$14,548	22.2%	$6,057	12.9%

Corporate and Other segment (a)
Revenue	$30		$24		$124		$105
Operating loss	(15,989)		(15,346)		(58,535)		(61,320)
Depreciation & amortization	2,734		2,425		10,507		9,734
Other non-cash expenses	1,283		—		1,283		—
Stock option expense	548		372		2,045		1,520
Other gains and (losses), net	(216)		1		(261)		381
(Gain) loss on sales of assets	216		(1)		261		53

CCF	$(11,424)		$(12,549)		$(44,700)		$(49,632)

Casualty Loss (a)
Casualty loss	$(595)		$(4,960)		$(1,225)		$(92,321)
Insurance proceeds	—		—		—		50,000

Operating loss	(595)		(4,960)		(1,225)		(42,321)
Impairment charges	332		2,237		332		44,970
Stock option expense	—		12		—		95
Other gains and (losses), net	—		—		—		122

CCF	$(263)		$(2,711)		$(893)		$2,866

(a)	Individual segments exclude effect of Casualty Loss, which is shown separately.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
HOSPITALITY OPERATING METRICS:

Adjusted Hospitality Segment (excludes Gaylord Opryland and Other, includes Nashville Radisson)

Occupancy	71.5%	70.4%	71.9%	72.1%
Average daily rate (ADR)	$177.43	$163.26	$175.14	$169.63
RevPAR	$126.87	$114.95	$125.87	$122.24
OtherPAR	$232.52	$220.95	$194.03	$197.52
Total RevPAR	$359.39	$335.90	$319.90	$319.76

Revenue	$166,132	$161,190	$594,974	$608,772
CCF	$43,786	$37,267	$160,479	$166,902
CCF Margin	26.4%	23.1%	27.0%	27.4%

Gaylord Opryland (a)

Occupancy	73.5%	66.3%	72.8%	65.4%
Average daily rate (ADR)	$162.38	$142.46	$153.54	$144.38
RevPAR	$119.31	$94.43	$111.76	$94.41
OtherPAR	$205.26	$183.93	$165.85	$139.86
Total RevPAR	$324.57	$278.36	$277.61	$234.27

Revenue	$86,043	$37,666	$291,781	$113,308
CCF	$23,376	$2,512	$87,396	$21,402
CCF Margin	27.2%	6.7%	30.0%	18.9%

Gaylord Palms (b)

Occupancy	77.5%	78.6%	73.9%	74.0%
Average daily rate (ADR)	$153.65	$146.51	$155.09	$156.73
RevPAR	$119.03	$115.09	$114.58	$116.00
OtherPAR	$238.20	$201.59	$191.73	$188.75
Total RevPAR	$357.23	$316.68	$306.31	$304.75

Revenue	$39,916	$40,962	$149,859	$156,395
CCF	$7,671	$8,690	$35,590	$40,386
CCF Margin	19.2%	21.2%	23.7%	25.8%

Gaylord Texan

Occupancy	74.4%	72.1%	75.7%	72.4%
Average daily rate (ADR)	$184.89	$168.76	$178.32	$164.82
RevPAR	$137.52	$121.61	$135.03	$119.27
OtherPAR	$284.57	$279.69	$231.86	$229.19
Total RevPAR	$422.09	$401.30	$366.89	$348.46

Revenue	$58,675	$55,785	$202,310	$192,183
CCF	$19,420	$17,872	$67,268	$63,020
CCF Margin	33.1%	32.0%	33.2%	32.8%

Gaylord National

Occupancy	66.9%	65.6%	68.8%	73.7%
Average daily rate (ADR)	$199.65	$182.66	$195.66	$191.00
RevPAR	$133.54	$119.77	$134.52	$140.69
OtherPAR	$220.24	$221.80	$188.20	$208.11
Total RevPAR	$353.78	$341.57	$322.72	$348.80

Revenue	$64,966	$62,723	$235,113	$254,116
CCF	$16,049	$10,269	$56,292	$62,342
CCF Margin	24.7%	16.4%	23.9%	24.5%

Nashville Radisson

Occupancy	63.7%	56.2%	62.6%	51.0%
Average daily rate (ADR)	$96.21	$87.60	$98.24	$87.11
RevPAR	$61.31	$49.26	$61.52	$44.40
OtherPAR	$31.06	$12.42	$23.28	$10.56
Total RevPAR	$92.37	$61.68	$84.80	$54.96

Revenue	$2,575	$1,720	$7,692	$6,078
CCF	$646	$436	$1,329	$1,154
CCF Margin	25.1%	25.3%	17.3%	19.0%

Other Hospitality (c)

Occupancy	0.0%	0.0%	0.0%	0.0%
Average daily rate (ADR)	$—	$—	$—	$—
RevPAR	$—	$—	$—	$—
OtherPAR	$—	$—	$—	$—
Total RevPAR	$—	$—	$—	$—

Revenue	$(148)	$233	$(121)	$858
CCF	$411	$844	$392	$1,448
CCF Margin	-277.7%	362.2%	-324.0%	168.8%

(a)	Gaylord Opryland 2010 statistics are for the periods of time the hotel was open.
(b)	Gaylord Palms Occupancy, RevPAR and Total RevPAR excludes 17,617 and 23,960 room nights that were taken out of service during the three months and twelve months ended December 31, 2011, respectively, as a result of a rooms renovation program.
(c)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE FOR FULL YEAR 2012
	Low	High
Gaylord Hotels
Estimated Operating Income/(Loss)	$150,950	$158,700
Estimated Depreciation & Amortization	106,000	108,000

Estimated Adjusted EBITDA	$256,950	$266,700
Estimated Pre-Opening Costs	1,300	1,400
Estimated Non-Cash Lease Expense	5,800	5,900
Estimated Stock Option Expense	950	1,000
Estimated Gains/(Losses), Net	0	0

Estimated CCF	$265,000	$275,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$8,500	$10,000
Estimated Depreciation & Amortization	5,400	5,700

Estimated Adjusted EBITDA	$13,900	$15,700
Estimated Pre-Opening Costs	0	0
Estimated Stock Option Expense	100	250
Estimated Gains/(Losses), Net	0	50

Estimated CCF	$14,000	$16,000

Corporate and Other segment
Estimated Operating Income/(Loss)	($61,500)	($59,250)
Estimated Depreciation & Amortization	8,500	8,700

Estimated Adjusted EBITDA	($53,000)	($50,550)
Estimated Stock Option Expense	2,000	2,550
Estimated Gains/(Losses), Net	0	0

Estimated CCF	($51,000)	($48,000)